SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (Amendment No. )

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]
                           Check the appropriate box:
                         [ ] Preliminary Proxy Statement
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
       [ ] Soliciting Material Pursuant to e 240.14a-11(c) or e 240.14a-12

                         BioCryst Pharmaceuticals, Inc.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):
                              [X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                         BIOCRYST PHARMACEUTICALS, INC.
                             2190 Parkway Lake Drive
                              Birmingham, AL 35244

                            NOTICE OF ANNUAL MEETING
                           OF STOCKHOLDERS TO BE HELD
                                  MAY 20, 1998

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama on Wednesday, May 20, 1998 at 3:00 p.m., Central Daylight Time, for the following purposes:

      1. To elect three (3) directors to serve for a term of three years and until their successors are duly elected and shall be qualified.

      2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 22, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. The Meeting may be adjourned from time to time without notice other than announcement at the Meeting, and any business for which notice of the Meeting is hereby given may be transacted at any such adjournment. A list of the stockholders entitled to vote at the Meeting will be open to examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least ten (10) days prior to the Meeting at the principal executive offices of the Company in Birmingham, Alabama.

A copy of the Company's Annual Report for the year ended December 31, 1997 is enclosed, but is not deemed to be part of the official proxy soliciting materials. Stockholders failing to receive a copy of the Annual Report may obtain one by writing to the Secretary of the Company at the address stated above.

Your attention is directed to the accompanying Proxy and Proxy Statement.

                                           BY ORDER OF THE BOARD OF DIRECTORS
                                           John A. Montgomery, Ph.D., Secretary

Birmingham, Alabama
April 13, 1998

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY DATE, SIGN AND RETURN THE ENCLOSED PROXY. A POSTAGE PREPAID ENVELOPE IS PROVIDED FOR MAILING. A PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT. IF YOU ATTEND THE MEETING, YOUR PROXY WILL NOT BE COUNTED WITH RESPECT TO ANY MATTER UPON WHICH YOU VOTE IN PERSON.

                         BIOCRYST PHARMACEUTICALS, INC.
                             2190 Parkway Lake Drive
                              Birmingham, AL 35244

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of BioCryst Pharmaceuticals, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama on Wednesday, May 20, 1998 at 3:00 p.m., Central Daylight Time, and any adjournment thereof (the "Meeting") and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof, by giving written notice to the Company or by voting in person at the Meeting. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies received by the Board will be voted FOR the election of all nominees for director of the Company and, with respect to such other matters as may properly come before the Meeting, in the discretion of the appointed proxies.

Only holders of record of the Company's common stock (the "Common Stock") as of the close of business on March 22, 1998 (the "Stockholders") will be entitled to notice of and to vote at the Meeting. At March 22, 1998, there were 13,940,210 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters on which Stockholders may vote. There is no cumulative voting in the election of directors. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Meeting. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Meeting for purposes of determining the presence of a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" (i.e., shares of Common Stock held in record name by brokers or nominees as to which a proxy is received and (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary power and (iii) the record holder had indicated that it does not have authority to vote such shares on that matter) generally will be treated as present for purposes of determining the presence of a quorum but as described below, such broker non-votes will not have any effect upon the election of directors at the Meeting.

The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Meeting is necessary to elect the nominees for directors named in the Proxy Statement. Accordingly, abstentions and broker non-votes with respect to the election of directors will have no effect upon the election of directors at the Meeting.

The proxy solicitation is being made primarily by mail, although proxies may be solicited by personal interview, telephone, telegraph or letter. The Company will pay the cost of this solicitation, including the reasonable charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of the Common Stock. This Proxy Statement and the accompanying form of proxy card are first being mailed to Stockholders on or about April 13, 1998.

1. ELECTION OF DIRECTORS

The Composite Certificate of Incorporation of the Company provides that the number of directors shall be determined by resolution of the Board but shall consist of not less than six (6) nor more than twelve (12) members. The Board has by resolution established the number of directors of the Company at ten
(10). It is proposed to elect three (3) directors to serve until the annual meeting of stockholders in 2001 and until their successors have been duly elected and qualified. Proxies cannot be voted for more than three persons. It is intended that shares represented by the Board's proxies will be voted FOR the election of the three persons listed for terms expiring in 2001:

                                                                       Served as
                                                                        Director
       Name                   Age     Position(s) with the Company       Since

    NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2001

Charles E. Bugg, Ph.D.         56  Chairman, Chief Executive Officer
                                   and Director                           1993
John A. Montgomery, Ph.D.      74  Senior Vice President, Secretary,      1989
                                   Chief Scientific Officer and Director
Edwin A. Gee, Ph.D.            78  Director                               1993

The following persons shall continue to serve as Directors for the terms indicated:

   DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 1999

William W. Featheringill       55  Director                               1995
Lindsay A. Rosenwald, M.D.     42  Director                               1991
Joseph H. Sherrill, Jr.        57  Director                               1995

   DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2000

J. Claude Bennett, M.D.        64  President, Chief Operating Officer
                                   and Director                           1997
Zola P. Horovitz, Ph.D.        63  Director                               1994
William M. Spencer, III        77  Director                               1986
Randolph C. Steer, M.D., Ph.D. 48  Director                               1993

Charles E. Bugg, Ph.D. was named Chairman of the Board, Chief Executive Officer and Director in November 1993 and President in January 1995. Dr. Bugg relinquished the position of President in December 1996 when Dr. Bennett joined the Company in that position. Prior to joining the Company, Dr. Bugg had served as the Director of the Center for Macromolecular Crystallography, Associate Director of the Comprehensive Cancer Center and Professor of Biochemistry at The University of Alabama at Birmingham ("UAB") since 1975. He was a Founder of BioCryst and served as the Company's first Chief Executive Officer from 1987-1988 while on a sabbatical from UAB. Dr. Bugg also served as Chairman of the Company's Scientific Advisory Board from January 1986 to November 1993. He continues to hold the position of Professor Emeritus in Biochemistry and Molecular Genetics at UAB, a position he has held since January 1994.

John A. Montgomery, Ph.D. has been a Director since November 1989 and has been Secretary and Chief Scientific Officer since joining the Company in February 1990. He was Executive Vice President from February 1990 until May 1997, at which time he was named Senior Vice President. Dr. Montgomery was a Founder of BioCryst. Prior to joining the Company, Dr. Montgomery served as Senior Vice President of Southern Research Institute ("SRI") of Birmingham from January 1981 to February 1990. He continues to hold the position of Distinguished Scientist at SRI, a position he has held since February 1990.

Edwin A. Gee, Ph.D. was elected a Director in August 1993. Dr. Gee, who retired in 1985 as Chairman of the Board and Chief Executive Officer of International Paper Company, has been active as an executive in biotechnology, pharmaceutical and specialty chemical companies since 1970. He is Chairman Emeritus and a director of Oncogene Science, Inc., one of the leading biotechnology companies for the diagnosis and treatment of cancer.

William W. Featheringill was elected a Director in May 1995. Mr. Featheringill is Chairman and Chief Executive Officer, since June 1995, of Electronic Healthcare Systems, a software company, and President, Chief Executive Officer and director, since 1973, of Private Capital Corporation, a venture capital management company. Mr. Featheringill was Chairman and Chief Executive Officer of MACESS Corporation, which designs and installs paperless data management systems for the managed care industry, from 1988 to November 1995. MACESS Corporation merged with Sungard Data Systems in late 1995. From 1985 to December 1994, Mr. Featheringill was the developer, Chairman and President of Complete Health Services, Inc., a health maintenance organization which grew, under his direction, to become one of the largest HMOs in the southeastern United States. Complete Health

Services, Inc. was acquired by United HealthCare Corporation in June 1994. Mr. Featheringill is a director of Citation Corporation.

Lindsay A. Rosenwald, M.D. has been a Director of the Company since December 1991. Dr. Rosenwald is President and Chairman of Paramount Capital Investments, LLC, a medical venture capital and merchant banking firm; President and Chairman of Paramount Capital, Inc., an investment banking firm specializing in the health sciences industry; and, since 1994, President of Paramount Capital Asset Management, Inc., a fund manager. From June 1987 to February 1992, he served in various capacities at the investment banking firm of D. H. Blair & Co., where he ultimately became a Managing Director of Corporate Finance and manager of their Health Care Services Group. He is Chairman of the Board of Interneuron Pharmaceuticals, Inc., which he co-founded in 1988, and a director of Sparta Pharmaceuticals, Inc., Neose Technologies, Inc., Titan Pharmaceuticals, Inc., Avigen, Inc. and VIMrx Pharmaceuticals, Inc.

Joseph H. Sherrill, Jr. was elected a Director in May 1995. Mr. Sherrill served as President of R. J. Reynolds ("RJR") Asia Pacific, based in Hong Kong, where he oversaw RJR operations across Asia, including licensing, joint ventures and a full line of operating companies from August 1989 to his retirement in October 1994. Prior management positions with RJR include Senior Vice President of Marketing for R.J. Reynolds International, President and Chief Executive Officer of R.J. Reynolds Tabacos de Brazil, and President and General Manager of R.J. Reynolds Puerto Rico. Mr. Sherrill also serves as a member of the Board of Directors of Savers Life Insurance Company.

J. Claude Bennett, M.D. was named President and Chief Operating Officer in December 1996 and elected a Director in January 1997. Prior to joining the Company, Dr. Bennett was President of UAB from October 1993 to December 1996 and Professor and Chairman of the Department of Medicine of UAB from January 1982 to October 1993. Dr. Bennett served on the Company's Scientific Advisory Board from 1989-96. He also serves as a member of the Board of Governors of the Magnuson Clinical Center of the National Institutes of Health. He also continues to hold the position of Distinguished University Professor Emeritus at UAB.

Zola P. Horovitz, Ph.D. was elected a Director in August 1994. Dr. Horovitz was Vice President of Business Development and Planning at Bristol-Myers Squibb from 1991 until his retirement in April 1994 and previously was Vice President of Licensing at the same company from 1990 to 1991. Prior to that he spent over 30 years with The Squibb Institute for Medical Research, most recently as Vice President Research, Planning, & Scientific Liaison. He has been an independent consultant in pharmaceutical sciences and business development since his retirement from Bristol-Myers Squibb in April 1994. He serves on the Boards of Directors of Avigen, Inc., Clinicor Inc., Diacrin, Inc., Magainin Pharmaceuticals, Inc., Procept Corporation, Roberts Pharmaceutical Corporation and Synaptic Pharmaceutical Corp.

William M. Spencer, III has been a Director of the Company since its inception. Mr. Spencer, who is retired, is also a private investor in Birmingham, Alabama. He served as Chairman of the Board of BioCryst from its founding in 1986 until April 1992. He co-founded and operated Motion Industries from 1946 through its merger into Genuine Parts Company in 1976. He has founded several businesses and has served on the Board of Directors of numerous private corporations.

Randolph C. Steer, M.D., Ph.D. was elected a Director in February 1993. Dr. Steer has been active as a consultant to biotechnology and pharmaceutical companies since 1989. Dr. Steer serves on the Board of Directors of Techne Corporation.

Should any nominee be unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for the office of director as the Board may then recommend. The Board has no reason to believe that any of the persons named will be unable to serve or will decline to serve if elected.

Committees of the Board

The Company has an Audit Committee (the "Audit Committee") consisting of Messrs. Featheringill, Gee and

Spencer, which is responsible for the review of internal accounting controls, financial reporting and related matters. The Audit Committee also recommends to the Board the independent accountants selected to be the Company's auditors and reviews the audit plan, financial statements and audit results. The Audit Committee did not meet in 1997, but did meet in February 1998 to review the 1997 audit results.

The Company also has a Compensation Committee (the "Compensation Committee") consisting of Messrs. Gee and Rosenwald. The Compensation Committee is responsible for the annual review of officer compensation and other incentive programs and is authorized to award options under the Company's 1991 Stock Option Plan (the "1991 Option Plan"). The Compensation Committee held one meeting during 1997.

The Company has a Nominating Committee (the "Nominating Committee") comprised of all outside directors with terms not expiring in the current year for which the Nominating Committee will be nominating persons for election or re-election as directors. The Nominating Committee held one meeting during 1997. The Nominating Committee will consider nominees recommended in writing, including biographical information and personal references, by stockholders to the same extent as nominees recommended by management. Nominations for 1999 must be received by the Nominating Committee by December 15, 1998.

During 1997, the Board held twelve (12) meetings. Each member of the Board attended at least 75% of the meetings of the Board and of the committees of the Board of which he is a member, except that Mr. Spencer was absent from four (4) of the 12 Board meetings during 1997.

Director Compensation

Directors do not receive a fee for attending Board or committee meetings. Outside directors are reimbursed for expenses incurred in attending Board or committee meetings and while representing the Company in conducting certain business. Individuals who first become non-employee Board members on or after March 3, 1994, at the time of commencement of Board service, receive a grant of options to purchase up to 40,000 shares (25,000 shares prior to May 15, 1997) pursuant to the automatic option grant program under the Company's 1991 Stock Option Plan, and, under the Company's 1991 Stock Option Plan each non-employee director, including those persons presently serving as directors, will receive grants of options to purchase 40,000 additional shares of Common Stock every four years while they continue to serve as directors. A special one-time grant was given to those directors not scheduled to receive a periodic automatic option grant at the conclusion of the 1997 Meeting so as to equalize the rate at which they vest options with those directors scheduled to receive a grant at the end of the 1997 Meeting. All current outside directors of the Company have received options to purchase 25,000 shares of Common Stock. In May 1997, Drs. Gee and Steer received grants to purchase 40,000 shares, Messrs. Featheringill and Sherrill received grants to purchase 7,500 shares and Messrs. Horovitz, Rosenwald and Spencer received grants to purchase 3,750 shares. Options vest 25% after one year and 1/48 per month thereafter until fully vested after four years, except that Dr. Gee's option, which was granted prior to March 3, 1994, vested over a two-year period and the special one-time grants vest over a two- or one-year period. Dr. Horovitz and Dr. Steer also serve as consultants to the Company for a quarterly fee of $4,000 each.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Dr. Gee and Dr. Rosenwald. There are no Compensation Committee interlocks.

                             EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation paid by the Company during the 1997, 1996 and 1995 fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose annual salary and bonus for the 1997 fiscal year exceeded $100,000 (collectively the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                                                             Long-term
                                                                                            Compensation
                                                                                            ------------
                                                                                          Awards-Securities
                                                                          Other Annual       Underlying
    Name and Principal Position       Year    Salary         Bonus        Compensation      Compensation
    ---------------------------       ----    ------         -----        ------------      ------------
Charles E. Bugg, Ph.D.                1997   $244,992       $50,000 (1)    $3,000 (2)           125,000
Chairman, President and               1996    212,808        50,000 (1)     1,959 (2)            50,000
Chief Executive Officer               1995    207,000        50,000 (1)         0               100,000

J. Claude Bennett                     1997    220,008 (3)         0             0                35,000
President and Chief Operating         1996        800             0             0               103,000
Officer                               1995          0             0             0                     0

John A. Montgomery, Ph.D.             1997    150,000             0             0                37,000
Executive Vice President, Secretary   1996    133,656             0             0                12,000
and Chief Scientific Officer          1995    130,008             0             0                11,000

Ronald E. Gray                        1997    119,784             0         2,396 (2)            14,400
Chief Financial Officer, Treasurer    1996    109,088             0         1,959 (2)             5,400
and Assistant Secretary               1995     98,520             0             0                11,000

John L. Higgins                       1997    118,142 (4)         0             0                 8,400
Executive Vice President,             1996    136,896             0         1,959 (2)            28,400
Corporate Development                 1995    103,728             0             0                50,000

------------
(1) Paid pursuant to Employment Agreements dated December 17, 1996 and November 19, 1993 between the Company and Dr. Bugg. See "Executive Compensation - Employment Agreements."

(2) Represents the Company contribution to the 401(k) Plan.

(3) Paid pursuant to an Employment Agreement dated December 19, 1996 between the Company and Dr. Bennett. Dr. Bennett will be paid an annual salary of $220,000 in 1997. See "Executive Compensation - Employment Agreements."

(4) Mr. Higgins left the Company in September 1997.

Employment Agreements

Charles E. Bugg, Ph.D. entered into a new three-year employment agreement with the Company on December 17, 1996 for the years 1997, 1998 and 1999 (the "Bugg Agreement"). Under the terms of the Bugg Agreement, Dr. Bugg will serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. Dr. Bugg will receive annual compensation of $245,000 and a discretionary bonus of $50,000. The Board may, in its discretion, grant other cash or stock bonuses to Dr. Bugg as an award or incentive. Dr. Bugg is also entitled to all employee benefits generally made available to executive officers. Dr. Bugg may, if he desires, also hold positions at UAB, provided that he does not devote more than ten percent of his time to such activities. The term of the Bugg

Agreement is for three years unless terminated (i) by the Company for cause or
(ii) upon the permanent disability of Dr. Bugg.

Dr. Bugg will receive, on the last day of each year during the term of the Bugg Agreement, an additional option to purchase a minimum of 25,000 shares of Common Stock of the Company under the Company's 1991 Stock Option Plan. The exact number of shares will be determined by the plan administrator, which is presently the Compensation Committee, based on Dr. Bugg's performance and the results of operations of the Company during such year. Under the Bugg Agreement and his previous employment agreement, Dr. Bugg received an option to purchase 75,000 shares of Common Stock at the end of 1997, 50,000 shares of Common Stock at the end of 1996, 50,000 shares of Common Stock related to 1996 performance granted in May 1997 after the 1991 Stock Option Plan was amended, 100,000 shares of Common Stock at the end of 1995 and 1994 and 200,000 shares of Common Stock in November 1993.

Dr. Bugg will receive an additional stock option to purchase 100,000 shares of Common Stock under the Company's 1991 Stock Option Plan upon BioCryst's submission to the FDA of any new drug application and another additional stock option to purchase 100,000 shares of Common Stock under the Company's 1991 Stock Option Plan upon the final approval by the FDA of each such new drug application. The exercise price shall be the fair market value of the Company's Common Stock on the date such additional stock option is granted. These additional stock options will vest 25% one year after the date of issuance and the remaining 75% will vest at the rate of 1/48 per month thereafter.

The options may be exercised immediately in the event of a merger or acquisition of the Company. The options may be exercised within 24 months of Dr. Bugg's death or permanent disability. In the event Dr. Bugg's employment is terminated for cause he may exercise the options within three months of the date of such termination to the extent such options were exercisable immediately prior to such termination. In the event Dr. Bugg's employment is terminated for a reason other than cause, death or permanent disability, the options then outstanding shall become immediately exercisable in full.

All options granted to Dr. Bugg pursuant to the Bugg Agreement are intended to qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, except to the extent the portion of such options which become exercisable in any year have an aggregate exercise price in excess of $100,000. All options shall expire no later than ten years from the date of grant.

J. Claude Bennett, M.D. entered into an employment agreement with the Company on December 18, 1996 (the "Bennett Agreement"). Under the terms of the Agreement, Dr. Bennett will serve as President and Chief Operating Officer of the Company. The Company will also use its best efforts to elect Dr. Bennett as a director of the Company. Dr. Bennett will receive annual compensation of $220,000. Dr. Bennett was also granted an option to purchase 100,000 shares of Common Stock of the Company and the Company will use its best efforts to provide that Dr. Bennett is elected a Director of BioCryst. The Board may, in its discretion, grant other cash or stock bonuses to Dr. Bennett as an award or incentive. An option to purchase 35,000 shares of Common Stock was granted in December 1997. Dr. Bennett is also entitled to all employee benefits generally made available to executive officers. Dr. Bennett may, if he desires, also hold positions at UAB, provided that he does not devote more than ten percent of his time to such activities. The term of the Bennett Agreement is for three years unless terminated (i) by the Company for cause or (ii) upon the permanent disability of Dr. Bennett.

Option Grants in 1997

The following table shows, with respect to the Company's Named Executive Officers, certain information with respect to option grants in 1997. All of the grants were made under the Company's 1991 Stock Option Plan. No stock appreciation rights were granted during such year.

                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                             Annual Rates of
                            Number of                                          Stock Price
                            Securities    % of                               Appreciation for
                            Underlying   Total    Exercise                    Option Term(1)
                             Options    Options  Price Per   Expiration       --------------
        Name                 Granted    Granted    Share        Date         5%         10%
        ----                 -------    -------    -----        ----         --         ---
Charles E. Bugg, Ph.D.        50,000      8.5%    $ 14.13    05/13/2007   $444,157  $1,125,581
                              75,000     12.7        6.50    12/09/2007    306,586     776,949

J. Claude Bennett, M.D.       35,000      5.9        6.50    12/09/2007    143,074     362,576

John A. Montgomery, Ph.D.     12,000      2.0       14.13    05/13/2007    106,598     270,139
                              25,000      4.2        6.50    12/09/2007    102,195     258,983

Ronald E. Gray                 5,400       .9       14.13    05/13/2007     47,969     121,563
                               9,000      1.5        6.50    12/09/2006     36,790      93,234

John L. Higgins                8,400      1.4       14.13    05/13/2007     74,618     189,098

------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock.

Aggregate Option Exercises in 1997 and Year-end Option Values

The following table shows, with respect to the Company's Named Executive Officers, the number and value of unexercised options held by the Named Executive Officers as of December 31, 1997. No stock appreciation rights were exercised during the 1997 fiscal year and no such rights were outstanding at the end of that year.

                                                        Number of Securities
                                                            Underlying           Values of Securities Underlying
                             Shares                     Unexercised Options          Unexercised Options (1)
                           Acquired on     Value        -------------------          -----------------------
            Name            Exercise     Realized   Exercisable   Unexercisable    Exercisable   Unexercisable
            -----          -----------   --------   -----------   -------------    -----------   -------------
Charles E. Bugg, Ph.D.            0            0       375,000       237,500         $565,625       $96,875
J. Claude Bennett, M.D.           0            0        33,478       112,522            9,853        18,647
John A. Montgomery, Ph.D.         0            0        94,250        54,250          247,094        19,031
Ronald E. Gray                    0            0        60,100        26,700          114,594        11,031
John L. Higgins              17,156      $42,457             0             0                0             0

------------
 (1) Amounts reflect the net values of outstanding stock options computed as the difference between $7.00 per share (the fair market value at December 31, 1997) and the exercise price therefor.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

General

The Company's compensation program for executive officers is primarily comprised of base salary, annual bonus (CEO only) and long-term incentives in the form of stock option grants. Executives also participate in various other benefit plans, including medical, dental, 401(k), life insurance, disability insurance and vacation plans, generally available to all employees of the Company.

Compensation of executive officers of the Company was based upon individual assessments of the amount of compensation required to attract individuals to fill positions with the Company and motivate such individuals to focus on achieving the objectives of the Company, but such determinations were made on an individual basis and were not necessarily reflective of a systematic or comprehensive survey of comparable salary levels within either the Company's industry or the Birmingham, Alabama area. The Compensation Committee did, however, compare salaries to those in the Biotechnology Compensation Survey Report 1997 prepared by Radford Associates.

The Company strongly believes in tying executive and employee rewards directly to the long-term success of the Company and increases in stockholder value through grants of stock options. The Company also believes that the grant of stock options should be reflective of the Company's success in meeting objectives established for the Company by the Board and each individual officer's ability to effect, and contribution toward meeting, such objectives. The stock options awarded to the Company's executive officers in May 1997 and December 1997 were based on a subjective evaluation by the Compensation Committee of the Company's achievement of objectives for 1996 and 1997, including, without limitation, concluding a private and a public placement of Common Stock and making progress with respect to its clinical and basic research projects, each individual officer's contribution to the Company's achievements of its objectives and the Compensation Committee's subjective determination of the appropriate level of stock options for persons holding the officer's position with the Company. No specific relative weight was assigned to any of the factors considered and, the Compensation Committee did not generally consider the amount of options previously awarded to the executive officers in determining the level of awards.

Chief Executive Officer

Charles E. Bugg, Ph.D. entered into a new three-year employment agreement with the Company on December 17, 1996 for the years 1997, 1998 and 1999 (the "Bugg Agreement"). Under the terms of the Bugg Agreement, Dr. Bugg will serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. Dr. Bugg will receive annual compensation of $245,000 and a discretionary bonus of $50,000. The Board may, in its discretion, grant other cash or stock bonuses to Dr. Bugg as an award or incentive. Dr. Bugg is also entitled to all employee benefits generally made available to executive officers. Dr. Bugg may, if he desires, also hold positions at The University of Alabama at Birmingham, provided that he does not devote more than ten percent of his time to such activities. The term of the Bugg Agreement is for three years unless terminated
(i) by the Company for cause or (ii) upon the permanent disability of Dr. Bugg.

Dr. Bugg will receive, on the last day of each year during the term of the Bugg Agreement, an additional option to purchase a minimum of 25,000 shares of Common Stock of the Company under the Company's 1991 Stock Option Plan. The exact number of shares will be determined by the plan administrator, which is presently the Compensation Committee, based on Dr. Bugg's performance and the results of operations of the Company during such year. Under the Bugg Agreement and his previous employment agreement, Dr. Bugg received an option to purchase 75,000 shares of Common Stock at the end of 1997, 50,000 shares of Common Stock at the end of 1996, 50,000 shares of Common Stock related to 1996 performance granted in May 1997 after the 1991 Stock Option Plan was amended, 100,000 shares of Common Stock at the end of 1995 and 1994 and 200,000 shares of Common Stock in November 1993. In assessing the performance of the Company and Dr. Bugg in determining the number of options to be granted under his contract for 1997, the Compensation Committee relied solely on a subjective evaluation of the Company's progress with respect to its research projects and Dr. Bugg's contribution toward these results. No specific criteria were utilized in evaluating such performance, however, and no relative weight was assigned to any specific factors considered. The Compensation Committee did not consider the amount of options held by Dr. Bugg in determining the amount of options to be awarded to him for 1997 under his contract. Such review in 1997 resulted in the Compensation Committee granting Dr. Bugg an option to purchase 50,000 shares of Common Stock at $14.13 per share in May 1997 for 1996's performance and an option to purchase 75,000 shares of Common Stock at $6.50 in December 1997 for 1997's performance.

Section 162(m)

The Compensation Committee has reviewed all compensation programs for compliance with Section 162(m) of the Code. Currently, options granted by this Committee are exempt from the $1 million limit on deductibility of executive compensation under the rules.

                      Members of the Compensation Committee

         Edwin A. Gee, Ph.D.              Lindsay A. Rosenwald, M.D.

                         PERFORMANCE GRAPH FOR BIOCRYST
                          Indexed Comparison Since IPO

                               [GRAPHIC OMITTED]

   [THE FOLLOWING CHART WAS DEPICTED BY A LINE GRAPH IN THE PRINTED MATERIAL]

                                    Beginning   Investment   Investment     Ending       Ending
                                   Investment       at           at       Investment   Investment
                                     3/04/94     12/31/94     12/31/95     12/31/96     12/31/97
                                     -------     --------     --------     --------     --------
BioCryst Pharmaceuticals, Inc.      $ 100.00      $ 71.15     $ 142.31     $ 251.92     $ 107.69
The Nasdaq Stock Market               100.00        96.10       135.91       167.16       205.13
Nasdaq Pharmaceutical Stocks          100.00        81.51       149.11       149.55       154.53

The Performance Graph for BioCryst measures the change in a $100 investment in the Company's initial public offering, based on a price of $6.50 on March 4, 1994 and its month-end closing price thereafter. BioCryst's relative performance is then compared with the CRSP Total Return Indexes for The Nasdaq Stock Market
(US) and Nasdaq Pharmaceutical Stocks.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of March 22, 1998 by (i) each director, (ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock:

                                                      Number of      Percentage
                                                   Common  Shares        of
                                                    Beneficially     Outstanding
               Name and Address                       Owned (1)        Shares
               ----------------                       ---------        ------
William W. Featheringill                            2,203,178  (2)     15.8%
100 Brookwood Place, #410
Birmingham, Alabama 35209

Lindsay A. Rosenwald, M.D.                            588,632  (3)      4.2
787 Seventh Avenue, 44th Floor
New York, New York 10019

William M. Spencer, III                               544,172  (4)      3.9

Charles E. Bugg, Ph.D.                                479,030  (5)      3.3

Joseph H. Sherrill, Jr.                               408,978  (6)      2.7

John A. Montgomery, Ph.D.                             143,886  (7)      1.0

Ronald E. Gray                                         70,300  (8)        *

Randolph C. Steer, M.D., Ph.D.                         60,000  (9)        *

J. Claude Bennett, M.D.                                46,084 (10)        *

Zola P. Horovitz, Ph.D.                                27,187  (9)        *

Edwin A. Gee, Ph.D.                                    25,000  (9)        *

John L. Higgins                                         8,685 (11)        *

All executive officers and directors as a group
(12 persons)                                        4,605,132 (12)     30.8

-----------
(*) Less than one percent.

(1) Gives effect to the shares of Common Stock issuable within 60 days after March 22, 1998 upon the exercise of all options, warrants and other rights beneficially held by the indicated stockholder on that date.

(2) Includes 65,000 shares of Common Stock held by his brother of which Mr. Featheringill is a beneficial owner, 299,900 shares of Common Stock held by the Featheringill Family Trust of which he is a beneficial owner and 21,978 shares of Common Stock issuable upon exercise of stock options.

(3) Includes 120,239 shares of Common Stock issuable upon exercise of certain Common Stock warrants, 21,187 shares issuable upon exercise of stock options and 3,125 shares of Common Stock which Dr. Rosenwald holds jointly with his spouse. Also includes 77,539 shares of Common Stock held by Dr. Rosenwald's spouse individually and as custodian for their minor children, as to which Dr. Rosenwald disclaims beneficial ownership. Dr. Rosenwald has granted options to five individuals to purchase an aggregate of 15,950 shares of Common Stock held by him at purchase prices ranging from $0.60 to $7.20 per share.

(4) Includes 49,400 shares of Common Stock issuable upon exercise of certain Common Stock warrants, 27,187 shares of Common Stock issuable upon exercise of stock options, 10,000 shares of Common Stock held by Mr. Spencer's spouse and 38 shares of Common Stock held Mega Holdings, Inc. Liquidation Trust of which Mr. Spencer is Trustee and a beneficiary. Mr. Spencer disclaims beneficial ownership of the 10,038 shares of Common

Stock held by his spouse and Mega Holdings, Inc. Liquidation Trust.

(5) Includes 413,538 shares of Common Stock issuable upon exercise of stock options.

(6) Includes 11,978 shares of Common Stock issuable upon exercise of stock options, 10,000 shares of Common Stock which Mr. Sherrill holds jointly with his spouse and 10,000 shares of Common Stock held by Mr. Sherrill's spouse. Mr. Sherrill disclaims beneficial ownership of the 10,000 shares of Common Stock held by his spouse.

(7) Includes 100,792 shares of Common Stock issuable upon exercise of stock options and 19,400 shares of Common Stock held by Dr. Montgomery's spouse. Dr. Montgomery disclaims beneficial ownership of the 19,400 shares of Common Stock held by his spouse.

(8) Includes 1,500 shares of Common Stock held by the retirement accounts of Mr. Gray and his spouse and 64,304 shares of Common Stock issuable upon exercise of stock options.

(9) Includes shares of Common Stock issuable upon exercise of stock options.

(10) Includes 42,957 shares of Common Stock issuable upon exercise of stock options.

(11) These shares of Common Stock are held jointly with his spouse.

(12) See Notes (1) through (11).

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires the Company's officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file reports of ownership with the Securities and Exchange Commission. Reporting Persons are required by the Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Reporting Persons that no Form 5s were required for those persons, the Company believes that during 1997 its Reporting Persons were in compliance with all applicable filing requirements, except that Messrs. Rosenwald and Spencer were late in filing their Form 4 for September and October, respectively.

                              CERTAIN TRANSACTIONS

Dr. Bugg, an executive officer and Director of the Company, is a Professor Emeritus of UAB and is paid an annual stipend of $8,040 by UAB. Dr. Bennett, an executive officer and Director of the Company, is a consultant to and Distinguished University Professor Emeritus of UAB and is paid an annual stipend of $12,500 by UAB Education Foundation. The Company paid approximately $791,000 to UAB in 1997 for conducting certain clinical trials, research and data input.

Dr. Montgomery, an executive officer and Director of the Company, is a former executive officer of SRI. The Company paid approximately $350,000 to SRI in 1997 for certain research, laboratory rental and supplies. Dr. Montgomery is currently a Distinguished Scientist at SRI and was paid approximately $8,248 by SRI in 1997 for various consulting services unrelated to the services performed by SRI for the Company.

                              INDEPENDENT AUDITORS

The principal independent public accounting firm used by the Company during the fiscal year ended December 31, 1997 was Ernst & Young LLP. It is currently anticipated that Ernst & Young LLP will be retained as the principal accounting firm to be used by the Company throughout the fiscal year ending December 31, 1998. The Company anticipates that a representative of Ernst & Young LLP will attend the Meeting for the purpose of responding to appropriate questions. At the Meeting, this representative will be afforded an opportunity to make a statement if he or she so desires.

                              STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company by December 15, 1998 to be considered for inclusion in the Company's proxy statement relating to such meeting.

                                  OTHER MATTERS

Management does not intend to present to the Meeting any matters other than those hereinbefore mentioned and does not presently know of any matters that will be presented by other parties. If other matters should properly come before the Meeting it is intended that the holders of the proxies will act in respect thereto and in accordance with their best judgment.

                              GENERAL INFORMATION

Copies of the Company's Annual Report for the year ended December 31, 1997 were mailed with this Proxy Statement. If you did not receive a copy, you may obtain one from Ronald E. Gray, the Chief Financial Officer of the Company, without charge, by persons who were stockholders beneficially or of record as of March 22, 1998.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            John A. Montgomery, Ph.D., Secretary

Birmingham, Alabama
April 13, 1998

                         BIOCRYST PHARMACEUTICALS, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 20,1998
               (This Proxy is Solicited by the Board of Directors)

      The undersigned stockholder of BioCryst Pharmaceuticals, Inc. hereby appoints Charles E. Bugg and john A. Montgomery, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of BioCryst Pharmaceuticals, Inc., to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama, on May 20, 1998, at 3:00 P.M., Central Daylight Time, or any adjournment thereof.


                         (To be Signed on Reverse Side)

|X| Please mark your
    votes as in this
    example.

               FOR all nominees at            WITHHOLD
                 right (except as            AUTHORITY
                    marked to             to vote for all
                  the contrary)          nominees at right
1. ELECTION
   OF                 |_|                       |_|
   DIRECTORS
   (for terms as described in the Proxy Statement).

INSTRUCTION: To withhold authority for any individual nominee write that nominee's name in the space provided below.

------------------------------------------------------------------------


               MANAGEMENT RECOMMENDS A VOTE FOR ALL THE NOMINEES.


Nominees: Charles E. Bugg      2. In their discretion, upon such other matters
          John A. Montgomery      as may properly come before the meeting.
          Edwin A. Gee, Ph.D.
                               UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE
                               VOTED FOR THE ELECTION OF THE PERSONS NOMINATED
                               BY MANAGEMENT AS DIRECTORS





SIGNATURE____________________ DATE_____  SIGNATURE____________________ DATE_____

NOTE: Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title, and if more than one, all should sign. If a stockholder is a corporation, please sign full corporate name by an authorized officer.